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                                                                       EXHIBIT 5

                         INVESTMENT ADVISORY AGREEMENT

            AGREEMENT ("Agreement") made as of the 17 day of December, 1997 by and between Pacholder Heron, L.P., a Delaware limited partnership, (hereinafter called the "Fund"), and Pacholder Associates, Inc. (hereinafter called the "Advisor"),

            WHEREAS, The Advisor is registered as an investment advisor under the Investment Advisers Act of 1940 (the "Act"), and engages in the business of acting as investment advisor; and

            WHEREAS, The Fund desires to retain the Advisor to render management and investment advisory services in the manner and on the terms and conditions hereafter set forth; and

            WHEREAS, The Advisor desires to be retained to perform services on said terms and conditions;

            NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the Fund and the Advisor agree as follows:

      1. Duties and Responsibilities of Advisor.

            A. Investment Advisory Services. The Fund hereby retains the Advisor to act as investment manager of the Fund and, subject to the supervision of the Fund's General Partner's Board of Managers, to supervise the investment activities of the Fund as hereinafter set forth. Without limiting the generality of the foregoing, the Advisor:

                  (i) shall obtain and evaluate such information and advice relating to the economy, securities market and Securities as it deems necessary or useful to discharge its duties hereunder;

                  (ii) shall continuously manage the assets of the Fund in a manner consistent with the investment objectives and policies of the Fund;

                  (iii) shall determine the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions; and

                  (iv) shall take such further action, including the placing of purchase and sale orders on behalf of the Fund, as the Advisor shall deem necessary or appropriate. The Advisor shall also furnish to or place at the disposal of the Fund such of the information, evaluations, analyses and opinions formulated or obtained by the Advisor in the discharge of its duties as the Fund may, from time to time, reasonably request.

            B. Reports. The Advisor shall furnish monthly portfolio valuations, quarterly reports to partners and such other information, reports, evaluations, analyses and opinions as the Fund may, at any time or from time to time, reasonably request or as the Advisor may deem helpful to the Fund.
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            C. Fund Personnel. The Advisor agrees to permit individuals who are officers or employees of the Advisor to serve as managers of the Fund's General Partner without remuneration from or other cost to the Fund.

            D. Personnel, Office Space, and Facilities of Advisor. The Advisor at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Advisor requires in the performance of its investment advisory and other obligations under this Agreement.

            E. Accounting and Recordkeeping Services.

                  (i) The Advisor shall be responsible for (i) accounting relating to the Fund and investment transactions of the Fund, (ii) the determination of net asset value of the outstanding partners' interests in the Fund as of the last day of each calendar month and in the manner described in the Fund's Private Offering memorandum ("pricing"), and the timely communication of such information to the Fund's General Partner, (iii) maintaining the books of account of the Fund and (iv) monitoring, in conjunction with the Fund's custodian (the "Custodian"), all corporate actions taken by companies whose securities are held by the Custodian for the Fund which affect such securities.

                  (ii) The Advisor shall create and maintain all necessary records in 0accordance with all applicable laws, rules and regulations, and those records pertaining to the various functions performed by it hereunder. All records shall be the property of the Fund at all times and shall be available for inspection and use by the Fund.

                  (iii) The Advisor shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Fund, any person retained by the Fund, or any regulatory agency having authority over the Fund. Upon notice by the Fund, the Advisor shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for visitation by any person designated by the Fund, or any regulatory agency having authority over the Fund.

      2. Allocation of Expenses.

            A. Expenses Paid by Advisor. The Advisor shall bear the cost of rendering the investment management and supervisory services to be performed by it under this Agreement. Notwithstanding the foregoing, Advisor shall not be responsible for the costs of retaining professional consultants in the legal, accounting, investment banking or other specialized areas in connection with the review, analysis or due diligence of investments or potential investments on behalf of the Fund or in connection with capital restructurings, bankruptcy proceedings or other transactions involving issuers of securities or similar instruments in which the Fund has invested.

            B. Expenses Paid by Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation; the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property; brokers' commissions chargeable to the Fund in
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                                                                       EXHIBIT 5


connection with portfolio transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Fund to federal, state or other governmental agencies; charges and expenses of any outside service used for pricing of the securities and other investments held by the Fund; charges and expenses of legal counsel and accountants of the Fund in connection with any matter relating to the Fund; insurance premiums relating to the property or activities of the Fund and its Partners which inure to the Fund's benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); fees and expenses of counsel accountants and investment bankers retained in connection with the Fund's investments; and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

      3. Advisory Fee.

            A. In return for its services pursuant to this Agreement, Advisor will receive an annual fee equal to .50% of the fair market value of the net assets of the Partnership, including accrued interest, on the day immediately prior to the date on which the fee is to be paid (the "Advisory Fee"). Fees will be payable quarterly in advance from Partnership assets, based on the value of the Partnership assets on the day immediately preceding such payment date. For any period less than three (3) full months for which an Advisory Fee is paid, the Advisory Fee will be prorated on the basis of the actual number of days in that period and the Advisor will return to the Partnership, based upon such proration, the excess portion of the Advisory Fee paid at the beginning of such period.

            B. Any fees paid to the Advisor or to any of its Affiliates by any portfolio company or by any creditors committee or board of directors of any portfolio company shall not be required to be paid by the Advisor or any of its Affiliates to the partnership or any Partner and shall not be available as an offset or credit against the Advisory Fee.

      4. Brokerage.

      Subject to the approval of the Board of Managers of the General Partner of the Fund, the Advisor, in carrying out its duties under Paragraph 1.A., may cause the Fund to pay a broker-dealer which furnishes brokerage or research services, as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the "34 Act"), a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Advisor with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a) (35) of the 34 Act).

      5. Advisor's Use of the ServicEs of Others.

      The Advisor may employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Advisor or the Fund with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or
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assistance as the Advisor may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund, or in the discharge of Advisor's overall responsibilities with respect to the other accounts which it serves as investment advisor.

      6. Limitation of Liability of Advisor.

      In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Advisor shall not be liable to the Fund or any of its investors for any error of judgment or mistake of law or for any act or omission by the Advisor or for any losses sustained by the Fund or its investors.

      7. Services to Other Clients.

      Nothing contained in this Agreement shall prevent the Advisor or any affiliated person of the Advisor from acting as investment advisor or manager for any other person, firm or corporation and shall not in any way bind or restrict the Advisor or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Advisor to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

      8. Term of Agreement.

      This Agreement shall remain in effect until terminated by written agreement duly executed by both the Advisor and the Fund, or as follows: (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon thirty days' written notice to the Advisor; (b) this Agreement shall immediately terminate in the event of its assignment (to the extent required by law or regulation); and (c) the Advisor may terminate this Agreement without payment of penalty on one hundred eighty (180) days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

      9. Amendment; Entire Agreement.

      This Agreement may be amended modified or supplemented only by means of a writing duly executed by both the Advisor and the Fund. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written agreements, understandings or assumptions.

      10. Governing Law.

      This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the Act. To the extent the applicable law of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control
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                                                                       EXHIBIT 5


      11. Custody of Partnership Assets.

      Neither the Advisor nor any of its Affiliates shall have physical custody of the assets or funds of the Partnership and all transactions with respect to such assets or funds shall be carried out through such entities ("Custodians") other than the Advisor or its Affiliates as the Advisor shall appoint in writing. Each such Custodian shall be either (i) a broker-dealer subject to and in compliance with Rules 15c3-1 and 15c3-3 under the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) a bank as defined in Section 3(a)(6) of the Exchange Act.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

                                 PACHOLDER HERON LIMITED PARTNERSHIP

                                 BY:  OP GENERAL PARTNER LLC

                                 BY:  /s/ JAMES P. SHANAHAN, JR.
                                      -----------------------------------
                                      MANAGER


                                 PACHOLDER ASSOCIATES, INC.

                                 BY:  /s/ JAMES P. SHANAHAN, JR.
                                      -----------------------------------
                                 ITS: MANAGING DIRECTOR AND GENERAL COUNSEL